Exhibit 99.1

ARROW ELECTRONICS, INC. 50 MARCUS DRIVE MELVILLE, NEW YORK 11747 631-847-2000	NEWS

ARROW ELECTRONICS PRICES $300 MILLION NOTES OFFERING
FOR IMMEDIATE RELEASE
MELVILLE, N.Y. — September 23, 2009 — Arrow Electronics, Inc. (NYSE:ARW) announced today that it has agreed to sell $300 million aggregate principal amount of 6.000% Notes due April 1, 2020 (the “Notes”) and expects to close the transaction on September 30, 2009. Proceeds from the offering will be used for general corporate purposes and for the repurchase of its existing 9.15% Senior Notes due 2010 pursuant to a tender offer announced today by the Company.
The Notes are being offered under an automatic shelf registration statement previously filed with the Securities and Exchange Commission, and which became effective upon filing. The offering is being led by BofA Merrill Lynch, J.P. Morgan, and Goldman, Sachs & Co.
This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes. In addition, there shall be no sale of these securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful.
Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 800 suppliers and 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 53 countries and territories.
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Contact:	Michael Taunton Vice President & Treasurer 631-847-5680

Paul J. Reilly Executive Vice President & Chief Financial Officer 631-847-1872

Media Contact:	John Hourigan Director, External Communications 303-824-4586

Safe Harbor
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.